Exhibit 99.1

RASER TECHNOLOGIES, INC.

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

FOR IMMEDIATE RELEASE

RASER ANNOUNCES 2006 YEAR-END RESULTS AND SELECTED MILESTONE ACHIEVEMENTS

PROVO, UT, March 22, 2007 -- Raser Technologies, Inc. (NYSE Arca: RZ) announced today its financial results for the fourth quarter and year ended December 31, 2006.

The Company generated revenue of approximately $123,000 in 2006, down from approximately $332,000 in 2005. Net loss in 2006 of just under $18.5 million, or 36 cents per fully diluted share, increased from the net loss of $14.6 million in 2005, or 29 cents per fully diluted share. Of the 2006 loss, approximately $10.6 million related to non-cash compensation charges compared to $3.3 million for 2005. To date, the Company's primary source of revenue has been from research and development subcontracts, administered through contractors with certain government agencies, pursuant to which Raser performed engineering design, development and testing activities to demonstrate the viability of its technologies in specific applications.

Martin Petersen, CFO of Raser, noted, "Our historical results reflect our status as a development stage enterprise, with almost all revenue generated coming from testing programs related to our transportation and industrial technology segment. Going forward, we believe that a portion of our revenues will continue to come from testing programs, and we expect that our revenue streams will become more diverse. In the near term, we expect that our power systems segment will have the higher potential for significant revenue generation and growth."

Brent M. Cook, CEO of Raser, stated, "2006 was a transition year for Raser Technologies, marked by both achievements and challenges. Prior to 2006, the primary focus of our business activities was on research and development activities around our Symetron™ technologies, improving the efficiency of electric motors, generators and their associated drives and controls. In 2006 we began an aggressive movement into geothermal power generation as a new business segment. We not only believe that the power generation market is a natural fit for our Symetron™ technologies, but we also plan to take advantage of the significant monetary incentives available to developers and operators of renewable energy power projects. To that end, we have accomplished the following:

  We acquired a global license to use advanced binary cycle technologies, which provide for the production of electric power using geothermal and industrial waste heat sources with temperatures well below that required by conventional geothermal technologies.

  We entered into several geothermal lease agreements in Known Geothermal Resource Areas (KGRA) in Nevada to provide us with geothermal heat resources sufficient for multiple geothermal power plants. Under these leases we have the right to develop and construct plants in an area of over 12,000 acres and potentially to pursue additional projects on an incremental three million acres.

  We completed an independent geological study of certain of our leased properties. The study identified five target drilling areas with resources suitable for the development of our advanced binary-cycle geothermal power plants which produce zero emissions. Based on the study's findings, we believe these resources could be sufficient to support power projects of approximately 300 to 500 megawatts, which would support our goal of initiating the development of plants to produce 100 megawatts of power per year for several years.

  We are in the advanced stages of negotiations with vendors on agreements important to our efforts to develop geothermal power projects, including agreements related to power sales, drilling and engineering services, equipment procurement, construction and monetization of the projects.

"We believe that the development of our power projects will typically involve an alliance partner with specific geothermal power generation interests, or a financial partner with specific interests in the favorable tax attributes available for renewable energy projects. We expect that these partnerships will provide Raser with additional revenue streams derived from specified royalty agreements. Development of our initial power projects will likely require one to two years, depending upon the projects' size, scope and other factors. However, we expect to sell specific projects or portions of projects, which can often be sold at any stage of development, including prior to well field development.

"The development cycle of geothermal power projects typically includes resource acquisition, resource assessment, well field development, power sales agreement, equipment procurement, interconnection agreement, plant construction, plant commissioning and monetization. We believe we have made significant strides with respect to resource acquisition and resource development, and we look forward to preparing specific projects for development.

"We believe we are positioned well to benefit from the nation's movement toward renewable power sources. Federal and state governments are providing more attractive incentives to developers of renewable power projects. Also, these governments are mandating power companies to provide greater percentages of their power from renewable sources. Currently, 23 states plus the District of Columbia have implemented standards that will require a specified percentage of their states' electric power to be generated from renewable sources by a certain date in the future. We believe this is creating significant demand for the type of electric power we plan to generate. We are also pleased to see the recent introduction in Congress of House bill 969 that would, if passed, elevate such standards to a national level, requiring US utilities to generate 20% of their electricity from renewable energy resources by 2020. We believe that the country's focus on renewable sources of energy will remain strong for the foreseeable future."

Regarding progress in the Company's transportation and industrial part of Raser's business, Patrick J. Schwartz, President of Raser, stated, "Over the last 18 months, we have been moving our Symetron™ technologies from concept to prototype. We recently announced the signing of two separate commercial agreements relating to our Symetron™ electric motor and alternator technologies. These agreements are with two of the world's leading industrial and automotive supply companies and provide for the testing and mass-production qualification of our technologies for use in industrial AC induction motors and in automotive alternator applications. We are beginning to see these laboratory-proven technologies move into mass-production testing, verification and qualification with potential licensees.

"In the fourth quarter of 2006, we were also awarded a firm, fixed-fee subcontract to design and develop working prototypes of a Symetron™ enhanced integrated starter alternator for use by the US Army in its fleet of Humvee vehicles. The contract currently covers an 18-month period and is administered by ARINC, a world leader in transportation communications and systems engineering. Additional funding may be available upon successful completion of the contract.

"Also during 2006, results were published of a study initiated by the US Department of Energy, through the State Technology Advancement Cooperative "STAC", to investigate ways to reduce the cost of high-efficiency HVAC systems. Raser developed a flexible, modular motor drive controller called FlexMod™ based on Symetron™ motor drive control technology. Advanced Energy (an independent testing lab) tested the FlexMod™ controller and a comparable, commercially available controller on a 5 hp and a 20 hp AC induction motor. The tests demonstrated that the FlexMod™ design was up to 10% more energy efficient on average. Advanced Energy reported the test results to the Department of Energy and recommended that the results of this study be provided to major motor and drive manufacturers and the utility industry, in order to reduce energy costs in the industrial, residential and building construction markets."

Cook noted, "We believe our achievements in 2006 have laid the groundwork for us to effectively address and execute our business plan within our targeted markets, with our power generation business expected to provide the greatest near-term financial results followed by licensing activities of our Symetron™ technologies. We believe we are well positioned in that regard and are excited about our prospects in 2007."

About Raser Technologies

Raser is a publicly-traded technology licensing and development company operating in two business segments. Raser's transportation and industrial technology segment focuses on using Raser's Symetron™ technology to improve the efficiency of electric motors and other applications. Raser's power systems segment is seeking to develop new geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron™ technology. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about the potential for geothermal power generation on our leased properties; our belief about our ability to exploit the available geothermal resources; our beliefs about the strength and enforceability of our agreements; our beliefs about the geothermal market generally; our beliefs about our ability to utilize our technology and other available technologies to produce electric power from the available resources; our beliefs about our ability to secure the equipment and services, on acceptable terms, required to complete our power projects; our ability to attract alliance or financial partners on our power projects; our beliefs about the performance and market applicability of our products; our beliefs about the status and enforceability of the Company's intellectual property; our beliefs about the strength of our existing and potential business relations in the motor industry; our beliefs about the performance capabilities of our technology; our ability to commercially license our technology; our ability to hire employees sufficient to accelerate engineering and testing; and our ability to successfully complete testing and verification of SymetronTM technologies. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology for the intended applications; the strength of our intellectual property; our inability to attract, train and retain key personnel; and such other risks as identified in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

- FINANCIAL TABLES FOLLOW -

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Consolidated Statements of Operations

	Year Ended December 31,			For the period after re-entry into development stage (October 1, 2006) through December 31,
	2006	2005	2004	2006
Revenue	$ 122,732	$ 331,735	$ 30,000	$ 44,717

Operating expense
Cost of sales	438,278	481,946	-	44,717
General and administrative	15,050,080	7,331,318	5,186,470	3,667,492
Research and development	3,893,540	2,062,050	1,634,541	942,459

Total operating expenses	19,381,898	9,875,314	6,821,011	4,654,668

Operating loss	(19,259,166)	(9,543,579)	(6,791,011)	(4,609,951)
Interest income	874,831	574,972	18,436	204,569
Gain on mark-to-market of derivative associated with Series C preferred stock	-	37,117	-	-
Interest (expense)	-	-	(203,500)	-
Loss on the sale of securities	(8,512)	(1,326)	-	-
Series B warrant registration costs	(96,089)	-	-	(96,089)

Loss before income taxes	(18,488,936)	(8,932,816)	(6,976,075)	(4,501,471)
Income tax benefit (expense)	-	-	-	-

Net loss	(18,488,936)	(8,932,816)	(6,976,075)	(4,501,471)
Preferred stock dividends	-	(7,536)	(66,206)	-
Deemed dividend related to warrants issued with preferred stock and beneficial conversion feature on preferred stock	-	(5,668,704)	(4,240,500)	-

Net loss applicable to common stockholders	$ (18,488,936)	$ (14,609,056)	$ (11,282,781)	$ (4,501,471)

Loss per common share-basic and diluted	$ (0.36)	$ (0.29)	$ (0.24)

Weighted average common shares-basic and diluted	50,745,000	49,882,000	47,365,000

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Consolidated Statements of Operations

	2006				2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$ 33,736	$ 34,409	$ 9,870	$ 44,717	$ -	$ 148,961	$ 134,774	$ 48,000
Gross margin	(21,848)	(174,138)	(119,560)	-	-	33,519	(12,898)	(170,832)
Operating loss	(3,233,007)	(5,266,354)	(6,149,854)	(4,609,951)	(2,274,892)	(2,497,488)	(2,644,893)	(2,126,306)
Net loss applicable to common shareholder	(3,040,716)	(5,028,647)	(5,918,103)	(4,501,471)	(2,258,481)	(7,927,196)	(2,457,047)	(1,1966,332)
Net loss per share:
Basic	(0.06)	(0.10)	(0.12)	(0.09)	(0.05)	(0.16)	(0.05)	(0.04)
Diluted	$ (0.06)	$ (0.10)	$ (0..12)	$ (0.09)	$ (0.05)	$ (0.16)	$ (0.05)	$ (0.04)

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Consolidated Balance Sheets

Assets
	December 31
	2006	2005
Current assets:
Cash and cash equivalents	$ 3,351,568	$ 17,467,545
Restricted cash	400,000	400,000
Short-term investments	-	533,512
Accounts receivable	84,900	134,835
Note receivable and accrued interest	5,952,074	-
Other current assets	165,229	154,002

Total current assets	9,953,771	18,689,894
Equipment, net	681,029	580,526
Unproved property and prepaid delay rentals	198,350	-
Intangible assets, net	560,387	283,121
Other assets	11,910	11,110

Total assets	$ 11,405,447	$ 19,564,651

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 439,413	$ 160,576
Accrued liabilities	231,400	184,483
Unearned revenues	24,433	25,080

Total current liabilities	695,246	370,139
Contingencies and commitments, (see Notes 5, 8 and 10)
Stockholders equity:
Series B and C convertible preferred stock, $.01 par value, 5,000,000 shares authorized; no shares Series B issued and outstanding, and no shares of Series C issued and outstanding.	-	-
Common stock, $.01 par value, 250,000,000 shares authorized, 51,389,295 and 50,404,005 shares issued and outstanding respectively.	513,893	504,040
Additional paid in capital	45,669,956	35,675,184
Accumulated deficit	(30,972,177)	(16,984,712)
Accumulated deficit after re-entry into development stage	(4,501,471)	-

Total stockholders' equity	10,710,201	19,194,512

Total liabilities and stockholders' equity	$ 11,405,447	$ 19,564,651